EXHIBIT 10.4

SEVERANCE, EMPLOYMENT AND RETENTION AGREEMENTS

Exhibit 10.4 includes the severance, employment and retention agreements for executive officers



The employment contract of Jerry A. Grundhofer, Chairman, President and Chief Executive Officer of Star Banc Corporation and Star Bank, N.A. was previously filed as an exhibit to the registrant's Annual Report on Form 10K for the year ended December 31, 1993, and is incorporated herein by reference.



Three (3) Year Severance Agreement:
Previously filed as an exhibit to the regristrant's Annual Report on Form 10K for the year ended December 31, 1993, and is incorporated herein by reference.

Three year severance agreements cover the following executive officers:

        David M. Moffett, Executive Vice President and Chief Financial Officer, Star Banc Corporation and Star Bank, N.A.

        Richard K. Davis, Executive Vice President, Star Banc Corporation and Star Bank, N.A.

        Joseph A. Campanella, Executive Vice President, Star Banc Corporation and Star Bank, N.A.

Two (2) Year Executive Severance Agreement:
-1 year protection period
-30 day walkaway rights
-Severance payment:    two (2) times highest salary + highest bonus
-2 year continuation of medical coverage
-Pension coverage includes additional 2 years of service
-No 280G limitation
-Additional grossup provision for any excise tax owed.
-Term of Agreement: Initial 3 year term and renewal on each anniversary

Two year severance agreements were modified on December 13, 1994 for the following executive officers:

     Daniel B. Benhase, Executive Vice President, Star Banc Corporation and Star Bank, N.A.

     Timothy J. Fogarty, Senior Vice President, Star Banc Corporation and Star Bank, N.A.

     Jerome C. Kohlhepp, Executive Vice President, Star Banc Corporation and Star Bank, N.A.

     Thomas J. Lakin, Executive Vice President, General Counsel and Secretary Star Banc Corporation and Executive Vice President Star Bank, N.A.

     Daniel R. Noe, Executive Vice President, Star Banc Corporation and Star Bank, N.A.

     Wayne J. Shircliff, Executive Vice President, Star Banc Corporation and Star Bank, N.A.

     Stephen E. Smith, Senior Vice President, Star Banc Corporation and Star Bank, N.A.

EXECUTIVE SEVERANCE AGREEMENT


This Executive Severance Agreement (hereinafter called the "Agreement"), made as of the 13th day of December, 1994, between Star Banc Corporation, an Ohio corporation (hereinafter called "Star Banc") and its Subsidiaries (hereinafter individually and collectively called the "Company"), and _______________________ (hereinafter called the "Executive").


WITNESSETH:


WHEREAS, the Company considers the recruitment and maintenance of sound and vital management to be essential to protecting and enhancing its best interests and those of its shareholders; and

WHEREAS, the Company recognizes that it is in an industry where there is a strong potential for a change in control and that the potential for a change in control may make it difficult to hire and retain strong management personnel; and

WHEREAS, the Company recognizes that the possibility of a change in control of Star Banc may exist and that, in the event negotiations are commenced to bring about such a change in control, uncertainty and questions may arise among management that could result in the distraction or departure of management personnel to the detriment of the Company and the shareholders; and

WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the Executive's continued attention and dedication as an executive officer to his assigned duties without distraction in the face of potentially disruptive circumstances arising from the possibility of a change in control of Star Banc;

NOW THEREFORE, the Company and the Executive do hereby agree as follows:

1.   Definitions

     The following words and terms as used herein shall have the following meaning:

1.1 Change in Control. A "Change in Control" of Star Banc shall be deemed to have occurred:

     (a) Upon the filing with the Secretary of State of the State of Ohio of a certificate of merger or certificate of consolidation with respect to a merger or a consolidation in which Star Banc is a "constituent corporation" or upon the consummation of a "combination" or "majority share acquisition" in which Star Banc is the "acquiring corporation"
(as such terms are defined in Ohio Rev. Code Section 1701.01 as in effect on September 26, 1989) and in which Star Banc's shareholders immediately prior to entering into such agreement will beneficially own, immediately after the effective time of the merger, consolidation, combination or majority share acquisition, securities of Star Banc or any surviving or new corporation having less than sixty-five percent (65%) of the "voting power" of Star Banc or any surviving or new corporation, including "voting power" exercisable on a contingent or deferred basis as well as immediately exercisable "voting power"; or,

     (b) Upon the consummation of a sale, lease, exchange or other transfer or disposition by Star Banc of all or substantially all its assets to any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended and in effect on September 26, 1989 (hereinafter called the "Exchange Act") other than to one (1) or more wholly owned Subsidiaries, or upon the consummation of sales, lease, exchange or other transfer or disposition by one (1) or more of the Subsidiaries of all or substantially all the assets of Star Banc and its Subsidiaries, on a consolidated basis, other than to other wholly owned Subsidiaries; provided, however, that the mortgage or pledge of all or substantially all of Star
Banc's assets or of all or substantially all the assets of Star Banc and its Subsidiaries, on a consolidated basis, in connection with a bona fide financing shall not constitute a "Change in Control"; or,

     (c) When any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of thirty-five percent (35%) or more of the combined "voting power" of Star Banc's then outstanding securities, excluding "voting power" exercisable on a contingent or deferred basis; or,

    (d) When a tender offer, pursuant to Regulation 14D promulgated by the Securities and Exchange Commission under the Exchange Act is consummated resulting in a "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becoming the beneficial owner of thirty-five percent (35%) or more of the combined "voting power" of Star Banc's then outstanding securities, excluding "voting power" exercisable on a contingent or deferred basis; or,

    (e) When those persons serving as Original Directors and/or their Successors do not constitute a majority of the whole Board of Directors of Star Banc.

1.2 Cause means conviction for the commission of a felony or removal from office by order of the Comptroller of the Currency, Federal Reserve Board, or other appropriate agency.

1.3 Date of Termination means the date the Executive's employment is terminated under this Agreement whether by the Company or by the Executive.

1.4 Disability means disability as such term is defined in the Star Banc Salary Continuation Plan.

1.5 Effective Date means the first date after the date hereof on which a Change in Control occurs.

1.6 Employment Agreement means an employment agreement, if any, between the Company and the Executive.

1.7  Good Reason means:

     (a) A reduction by the Company in the Executive's base salary as in effect on the date hereof or as the same may be increased from time-to-time or a failure by the Company to increase the Executive's base salary each year during the Protected Period by an amount which at least equals, on a percentage basis, the lesser of: (i) the average percentage increase in base salary for all officers of the Company during the three full calendar years immediately preceding the Change in Control; or (ii) the average percentage increase in base salary for the Executive during the three full calendar years immediately preceding the Change in Control; or

   (b) A change in the Executive's reporting responsibilities, titles, job responsibilities or offices which in the Executive's sole opinion result in a diminution of his status, control, or authority as in effect immediately prior to a Change in Control; or

   (c) The assignment to the Executive of any positions, duties or responsibilities inconsistent in the sole opinion of the Executive with the Executive's positions, duties and responsibilities or status with the Company immediately prior to the Change in Control or that requires the Executive to travel more than prior to the Change in Control; or

   (d) A failure by the Company (i) to continue any cash bonus or other incentive plans in substantially the same form and with the same opportunity levels and perceived potential for obtaining performance objectives, in effect immediately prior to the Change in Control, or (ii) to continue the Executive as a participant in such plans on at least the same basis as the Executive participated in accordance with the plans immediately prior to the Change in Control; or

   (e) A requirement by the Company that the Executive be based or perform his duties anywhere other than at the Company's corporate office location either (i) immediately prior to the Change in Control, or (ii) within one mile of such prior corporate office location if the Company's corporate office location is moved; or

   (f) A failure by the Company to continue in effect any benefit, whether or not qualified, or other compensation plan or the Company's failure to provide the Executive with the number of paid vacation days to which he is entitled in accordance with the Company's normal vacation practices with respect to the Executive at the time of the Change in Control; or

   (g) An agreement between the Board of Directors of Star Banc and the Executive that employment should be terminated.

  For purposes of this Section 1.7, any good faith determination of "Good Reason" made by the Executive shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30-day period immediately following the first anniversary of the Effective Date shall be deemed to be a termination for Good Reason for all purposes of this Agreement.

1.8 Original Directors means those persons serving as Directors of Star Banc on the date of this Agreement.

1.9 Protected Period means the twelve (12) month period immediately following each and every Change in Control.

1.10 Successors means those directors whose election by Star Banc's shareholders has been approved by the vote of at least two-thirds of the Original Directors and previously qualified Successors serving as directors of Star Banc at the time of such election or nomination for election.

1.11 Termination Benefits means those benefits described in Section 2 of the Agreement.

1.12 Subsidiaries means any and all companies at least fifty percent (50%) owned, directly or indirectly, by Star Banc.

2.  Benefits Upon Termination of Employment.

2.1 General. If, during the Protected Period following each Change in Control, the Executive's employment is terminated either (i) by the Company (other than for Cause or Disability), or (ii) by the Executive for Good
Reason, then the Executive (or his estate or personal representative), shall be entitled to the Termination Benefits provided in this Section 2.

2.2 Base Salary and Bonus Through Date of Termination. The Company shall promptly pay the Executive his full base salary through the Date of Termination at the rate in effect at the time notice of termination is given. In addition, the Company shall promptly pay the amount of any bonus or incentive for the year in which the Date of Termination occurs (based on the target bonus for the Executive for the year) prorated to the Date of Termination (without application of any denial provisions based on unsatisfactory personal performance or any other reason). The Company shall also pay the Executive for any vacation earned but not taken with such payment being equal to the Executive's calculated daily base salary rate times the applicable days of such vacation.

2.3 Severance Payment. The Company shall pay the Executive a severance payment equal to two (2) times the sum of: (a) the Executive's highest rate of pay, on an annualized basis, established by the Company during the last five years plus (b) the highest bonus earned by the Executive, with respect to any single year, over the last five (5) years. The severance payment shall be made in a lump-sum within thirty (30) days of the Date of Termination.

2.4 Pension Payment. The Company shall pay the Executive a supplemental pension benefit equal to the lump sum benefit which the Executive would be entitled to receive under the Star Banc Employees' Pension Plan if the Executive were 100% vested and had two (2) additional years of service minus the lump sum benefit actually payable to the Executive under the Star Banc Employees' Pension Plan. Payment of this supplemental pension benefit shall be made within thirty (30) days of the Date of Termination.

2.5 Medical Coverage. The Company shall, at its expense, maintain the Executive's life, health and accidental death and disability insurance coverage with the coverages maintained at the higher level in effect either immediately prior to the date of the Change in Control or on the Date of Termination, for a period of two (2) years following the Date of Termination.

2.6 Termination Which Does Not Require Payment Of Termination Benefits. No Termination Benefits need to be provided by the Company to the Executive under this Section 2 if the Executive's employment is terminated:

     (a) By the Executive for any reason other than for Good Reason;

     (b) By the Company for Cause or Disability; or

     (c) By death.

3.  New Employment; Reduction of Termination Benefits.

The Termination Benefits provided under Section 2 shall not be treated as damages, but rather shall be treated as severance compensation to which the Executive is entitled. The Executive shall not be required to mitigate the amount of any Termination Benefit provided under Section 2 by seeking other employment or otherwise.

4.  Certain Additional Payments by the Company.

   (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section
4) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes and any benefits that result from the deductibility by the Executive of such taxes (including, in each case, any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

   (b) Subject to the provisions of Section 4(c), all determinations required to be made under this Section 4, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick or such other certified public accounting firm as may be designated by the Executive (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 4, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to
Section 4(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

   (c) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.
The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

           (i) give the Company any information reasonably requested by the Company relating to such claim,

           (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

            provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 4(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

      (d) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(a) or 4(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Section 4(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 4(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

5.  Notice of Termination.

Any purported termination by the Company of the Executive's employment for Cause or Disability or by the Executive for Good Reason shall be communicated by notice of termination to the other party. A notice of termination shall include the specific reason for termination relied upon and shall set forth in reasonable detail, the facts and circumstances claimed to provide a basis for termination of employment.

Any dispute by a party hereto regarding a notice of termination delivered to such party must be conveyed to the other party within thirty (30) days after the notice of termination is given. If the particulars of the dispute are not conveyed within the thirty (30) day period, then the disputing party's claims regarding the termination shall be deemed forever waived.

6.  Successor; Binding Agreement.

Star Banc will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Star Banc expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (the assumption shall be by agreement in form and substance satisfactory to the Executive). Failure of Star Banc to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive, at his election, to Termination Benefits from the Company in the same amount and on the same terms as the Executive would be entitled to hereunder if he terminated his employment for Good Reason, except that for purposes of implementing the foregoing, the date on which any such election becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets as described above or which otherwise becomes bound by all the terms and provision of this Agreement by operation of law.

In addition, as used in this Agreement, "Star Banc" shall mean Star Banc and any successor to its business and/or assets as described above or which otherwise becomes bound by all the terms and provision of this Agreement by operation of law.

This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.

7.  Miscellaneous.

7.1 Notice. All notices, elections, waivers and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, to such address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

7.2 No Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Chief Executive Officer of the Company. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

7.3 Indemnification. If litigation shall be brought to enforce or interpret any provision contained herein, the Company hereby agrees to indemnify the Executive for his attorney's fees and disbursement incurred in such litigation, and hereby agrees to pay prejudgment interest on any money judgment obtained by the Executive, calculated at the prime interest rate announced as such by the Wall Street Journal from time-to-time, from the earliest date that payment(s) to him should have been made under this Agreement. If the Wall Street Journal announces two or more rates as the prime rate, then the highest rate shall be used.

7.4 Payment Obligations Absolute. The Company's obligation to pay the Executive the compensation and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or any third party. All amounts payable by the Company hereunder shall be paid without notice or demand. Each and every payment made hereunder by the Company shall be final and the Company will not seek, nor permit its subsidiaries, affiliates, successors or assigns to seek, to recover all or any part of such payment from the Executive or from whosoever may be entitled thereto, for any reason whatsoever.

7.5 Term of Agreement. The term of this Agreement shall continue for an initial period of three (3) years from the date of this Agreement. On each anniversary of this Agreement, the term shall be extended for an additional year unless prior to an anniversary date Star Banc's Board of Directors cause a notice of nonrenewal to be sent to the Executive. Any Termination Benefits due pursuant to this Agreement shall continue to be an obligation of the Company and enforceable by the Executive until paid in full.

7.6 Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

7.7 Interpretation of Agreement. In the event of any ambiguity, vagueness or other matter involving the interpretation or meaning of this Agreement, this Agreement shall be construed liberally so as to provide to the Executive the full benefits set out herein.

7.8 Severability. Each section, subsection or paragraph of this Agreement shall be deemed severable and if for any reason any portion of this Agreement is unenforceable, invalid or contrary to any existing or future law, such unenforceability or invalidity shall not affect the applicability or validity of any other portion of this Agreement.

7.9 U.S. Dollars. All payments required to be made under this Agreement shall be made in United States Dollars.

7.10 Employment Agreement. Any benefits provided to the Executive under this Agreement will, unless specifically stated otherwise in this Agreement, be in addition to and not in lieu of any benefits that may be provided the Executive under an Employment Agreement, if any, with the Company.

    Nothing in this Agreement is to be deemed to give the Company the right to take any action or engage in any omission with respect to the Executive at any time when any such action or omission is not permissible and proper under any Employment Agreement if then in force. Similarly, except as provided otherwise in this Agreement, nothing in this Agreement is to be deemed to give the Executive the right to take any action or engage in any omission with respect to the Company at any time when any such act or omission is not permissible and proper under any Employment Agreement if then in force.

   This Agreement shall continue in force so long as the Executive remains employed by the Company and shall not be affected by any termination of any Employment Agreement.

7.11 Footnotes, Title and Captions. All footnotes or section, subsection or paragraph titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the text of this Agreement.


IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

Attest:                            STAR BANC CORPORATION, on
                                   behalf of itself and each
                                   Subsidiary

___________________________        By:___________________________
Name                                       Stephen E. Smith
__________________________            ___________________________
Title                                 Name
                                      Senior Vice President
                                      Title



                                      EXECUTIVE


                                      __________________________
                                      Name





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EXECUTIVE RETENTION AGREEMENT

The executive retention agreement covers the following executive officers of the Corporation for the amounts indicated:

David M. Moffett,                                    $350,000
Executive Vice President and Chief Financial Officer

Richard K. Davis,                                    $350,000
Executive Vice President

Daniel B. Benhase,                                   $250,000
Executive Vice President

Jerome C. Kohlhepp,                                  $250,000
Executive Vice President

Joseph A. Campanella
Executive Vice President                             $200,000


Wayne J. Shircliff,                                  $200,000
Executive Vice President

Stephen E. Smith,                                    $200,000
Senior Vice President


EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (Agreement) is made effective this 13th day of December, 1994, between Star Banc Corporation, an Ohio corporation (Star Banc) and its Subsidiaries (individually and collectively the Company), and ___________________ (Executive).

WHEREAS, the Company considers the retention of sound and vital management to be essential to protecting and enhancing its best interests and those of its shareholders; and

WHEREAS, the Company has determined that appropriate steps should be taken to reinforce and encourage the Executive's continued role in the senior management of the Company;

NOW THEREFORE,  the Company and the Executive agree as follows:

The Company agrees that it will pay the Executive a Retention Bonus of $_________ if the Executive is actively employed by the Company and is in good standing on January 1, 2000, and shall be paid to the Executive not later than January 15, 2000. This Retention Bonus is independent of Executive's regular compensation package.

Star Banc will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Star Banc expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place (the assumption shall be by agreemnt in form and substance satisfactory to the Executive). Failure of Star Banc to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive, at his election, to seek specific performance of this Agreement, and the Company agrees to indemnify the Executive for all costs and expenses in pursuing such performance, including legal fees. The Company further agrees to pay prejudgment interest on the prime interest rate announced as such by the Wall Street Journal from time-to-time, from the earliest date that payment to him should have been made under this Agreement.

This Agreement shall terminate automatically on the date on which the Executive ceases to be an active employee of the Company.

This Agreement shall be governed by the laws of the State of Ohio.

IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

Attest: Star Banc Corporation, on behalf of itself and each Subsidiary

_________________________________   By ____________________________________
Name                                     Stephen E. Smith
                                         Senior Vice President
                                         (Authorized Signature)


________________________________________
Executive